UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2005

BOSTON PROPERTIES, INC.

(Exact name of registrant as specified in charter)

Delaware	1-13087	04-2473675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 9, 2005, Mr. Robert E. Burke, age 67, the Executive Vice President and Chief Operating Officer of Boston Properties, Inc. (the “Company”), notified the Company that he intends to retire effective August 31, 2005.

In addition, on August 9, 2005, the Company’s Board of Directors appointed Mr. E. Mitchell Norville as Executive Vice President for Operations effective September 1, 2005. Mr. Norville, age 46, currently serves as Senior Vice President and Regional Manager of the Washington, D.C. region, a position he has held since 1998. He is in charge of all development activities, as well as being responsible for all administrative, project, construction and property management activities, for the Washington D.C. region, with a staff of approximately 200 people. From 1994 to 1998, Mr. Norville served as Senior Vice President and Senior Project Manager of the Washington, D.C. region, with responsibilities for various project developments. Mr. Norville has been directly responsible for over four million square feet of new development and renovation projects. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984.

Currently, the Company and Mr. Norville are parties to that certain Employment Agreement dated as of November 29, 2002. Pursuant to the employment agreement, during the term of the agreement, Mr. Norville will devote substantially all of his business time to the Company’s business and affairs. The initial term of the agreement was two years beginning on November 29, 2002 with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salary, which was initially established at $270,000 per year, Mr. Norville is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of the Board of Directors. The base salary of Mr. Norville is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion.

Mr. Norville’s employment with the Company may be terminated for “cause” by the Company for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against the Company’s material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on the Company’s interests or reputation. Mr. Norville may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) an uncured breach by the Company of any of its material obligations under his employment agreement or (3) an involuntary relocation of the office at which Mr. Norville is principally employed to a location more than 50 miles from such office, or the requirement that Mr. Norville be based at another office on an extended basis. If the employment of Mr. Norville is terminated by the Company “without cause” or by Mr. Norville for “good reason,” then Mr. Norville will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year. Mr. Norville is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in the Company’s health plan for up to 12 months.

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The employment agreement prohibits Mr. Norville, while he is an officer of the Company and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in the Company’s markets at the time of termination of his employment, (2) intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting the Company’s tenants or employees. Pursuant to the employment agreement, however, Mr. Norville may engage in certain “minority interest passive investments” (as defined in the employment agreement). In addition, the employment agreement provides that the noncompetition provision shall not apply if Mr. Norville’s employment is terminated following a change of control of the Company.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the copy of the employment agreement, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

In connection with Mr. Norville’s appointment as Executive Vice President for Operations, the Company and Mr. Norville have agreed to modify, effective as of September 1, 2005, Mr. Norville’s existing terms of employment in the following respects:

•	base salary is to increase to $425,000 per year;

•	target annual cash bonus is to equal 100% of base salary (for 2005, such amount to reflect a partial year at the increased salary); and

•	target annual equity incentive is increased to a number of shares of restricted stock or, at Mr. Norville’s option, long term incentive units of partnership interest in Boston Properties Limited Partnership (“LTIP units”) equal to, for 2005, Mr. Norville’s pre-existing annual target equity incentive pro rated for the period prior to September 1, 2005 plus a pro rated portion of $600,000, on an annualized basis, for the period from September 1, 2005 to the end of the year (with such target increasing to $700,000 for 2006), divided by the fair market value of one share of the Company’s common stock on the date of grant.

In addition, to compensate Mr. Norville for relocating to the Boston area and at the time when Mr. Norville purchases a new house in the Boston area, the Company will grant Mr. Norville a number of shares of restricted stock, or, at Mr. Norville’s option, LTIP units, equal to $500,000 divided by the fair market value of one share of common stock at the time Mr. Norville purchases a new house in the Boston area. The restricted stock or LTIP units will vest ratably over five years from September 1, 2005, with 20% of the total award vesting on each of the first five anniversaries of such date.

In addition, on August 9, 2005, the Company’s Board of Directors appointed Mr. Peter D. Johnston as Senior Vice President and Regional Manager of the Washington, D.C. region effective September 1, 2005. In connection with this appointment, the Company and Mr. Johnston intend to enter into an employment agreement effective as of September 1, 2005 similar to the employment agreement between the Company and Mr. Norville in effect prior to his appointment as Executive

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Vice President for Operations as described above, with Mr. Johnston’s initial base salary to be $270,000 per year, his target annual cash bonus to be increased to 100% of base salary (for 2005, such amount to reflect a partial year at the increased target and salary) and his target annual equity incentive increased to a number of shares of restricted stock or LTIP units, equal to 100% of base salary (for 2005, such amount to reflect a partial year at the increased target and salary) divided by the fair market value of one share of common stock on the date of grant.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Employment Agreement by and between E. Mitchell Norville and the Company dated as of November 29, 2002. (Incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K filed on February 27, 2003.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: August 11, 2005	By:	/s/ Douglas T. Linde
Douglas T. Linde
Executive Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement by and between E. Mitchell Norville and the Company dated as of November 29, 2002. (Incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K filed on February 27, 2003.)